UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to § 240.14a-12

Biodel Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AGENDA ITEM 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
AUDIT COMMITTEE REPORT
AGENDA ITEM 2:
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2010
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
GENERAL

100 Saw Mill Road
Danbury, Connecticut 06810

January 26, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Biodel Inc., which will be held at 9:00 a.m., local time, on Tuesday, March 3, 2009, at our corporate headquarters at 100 Saw Mill Road Danbury, Connecticut 06810. The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the matters to be voted on at the Annual Meeting. We hope you will be able to attend and participate in the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. If you are a stockholder of record, you may vote your shares by proxy card. If you are a beneficial owner, you may vote your shares by telephone, over the Internet or by proxy card.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in Biodel Inc.

Sincerely,

Solomon S. Steiner
President and Chief Executive Officer

BIODEL INC.
100 SAW MILL ROAD
DANBURY, CONNECTICUT 06810

Notice of Annual Meeting of Stockholders
to be held on March 3, 2009 at 9:00 a.m.

The 2009 Annual Meeting of Stockholders of Biodel Inc. will be held on Tuesday, March 3, 2009, at 9:00 a.m., local time, at the corporate headquarters of Biodel, 100 Saw Mill Road, Danbury, Connecticut 06810. The Annual Meeting has been called for the following purposes:

1. To elect three Class II directors for a term of three years;

2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on March 3, 2009:

This proxy statement, a sample of the form of proxy card sent or given to stockholders by Biodel and the 2008 Annual Report to Stockholders are available at www.biodel.com.

Only stockholders of record at the close of business on January 7, 2009 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. To vote without attending the Annual Meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. Alternatively, if you are a beneficial owner, you may vote through the Internet or by telephone as indicated in the instructions enclosed with your proxy card. No postage is required if you mail your proxy in the United States. Even if you plan to attend the Annual Meeting, we would appreciate receiving your voting instructions before that date. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting if you should decide to attend.

We are first sending the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended September 30, 2008 to our stockholders on or about January 27, 2009.

All stockholders are invited to attend the Annual Meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at (203) 796-5000, and we will be happy to assist you.

By Order of the Board of Directors,

Paul S. Bavier
Secretary

Danbury, Connecticut
January 26, 2009

Our 2008 Annual Report accompanies this Proxy Statement.

BIODEL INC.
100 SAW MILL ROAD
DANBURY, CONNECTICUT 06810

Annual Meeting of Stockholders
to be held on March 3, 2009 at 9:00 a.m.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Biodel Inc., also referred to in this Proxy Statement as the “Company,” “Biodel,” “we” or “us,” of proxies to be voted at our 2009 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Tuesday, March 3, 2009 at our corporate headquarters at 100 Saw Mill Road, Danbury, Connecticut 06810 at 9:00 a.m., local time, and at any adjournment or adjournments thereof. Stockholders of record of our common stock, $.01 par value per share, as of the close of business on January 7, 2009, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 23,712,250 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted: (i) FOR, as applicable, the election of the three nominees named below as directors, (ii) FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009; and (iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted by written notice addressed to and received by our corporate secretary, by submitting a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of our common stock owned by you as of the close of business on January 7, 2009, which is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. These shares include the following:

• shares of common stock held directly in your name as the stockholder of record; and

• shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you on our behalf. As the stockholder of record, you have the right to grant your voting proxy to the persons specified on the enclosed proxy card or to vote in person at the Annual Meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the card, but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. We have enclosed a proxy card for you to use.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the Annual Meeting, but since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the Annual Meeting.

Q:	How may I vote my shares at the Annual Meeting?

A:	You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification with you to the Annual Meeting. You may vote shares that you beneficially own if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How may I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or as the beneficial owner in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Whether you are a stockholder of record or a beneficial owner, you may vote without attending the Annual Meeting by marking, dating and signing your proxy card and mailing in the enclosed, self-addressed, postage prepaid envelope. No postage is required if the proxy is mailed in the United States. In addition, beneficial owners may vote without attending the Annual Meeting as follows:

• By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Internet Voting” instructions enclosed with your proxy card.

• By Telephone — You may submit your proxy by following the “Telephone Voting” instructions enclosed with your proxy card.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A stockholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to our corporate secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a stockholder’s prior proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary. If you own your shares in street name your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

Q:	How does our board of directors recommend that I vote on the proposal to elect the nominees to our board of directors?

A:	Our board of directors unanimously recommends that stockholders vote FOR this proposal at the Annual Meeting.

Q:	How does our board of directors recommend that I vote on the proposal to ratify the appointment of BDO Seidman, LLP as our registered independent public accounting firm for the fiscal year ending September 30, 2009?

A:	Our board of directors unanimously recommends that stockholders vote FOR this proposal at the Annual Meeting.

Q:	What is the quorum required for the Annual Meeting?

A:	Holders of record of the common stock on January 7, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the record date, 23,712,250 shares of common stock were outstanding. The presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock represented in person or by proxy, including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon, will be counted for the purpose of determining whether a quorum exists.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present.

Q:	What vote is required on the proposal to elect the nominees to our board of directors?

A:	Individual director nominees are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally on the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast for or withheld with respect to any or all nominees. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What vote is required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm?

A:	The appointment of BDO Seidman, LLP as our independent registered public accounting firm will be ratified if we receive the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned to us and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit us to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the director candidates nominated by our board of directors. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual Report to Stockholders

A copy of our annual report to stockholders for the 2008 fiscal year, which contains our financial statements, accompanies this Proxy Statement. We have filed an annual report on Form 10-K for the 2008 fiscal year with the Securities and Exchange Commission, or the SEC, which forms a part of the 2008 annual report to stockholders. Stockholders separately may obtain, free of charge, a copy of the 2008 Form 10-K, without exhibits, by writing to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary. The annual report on Form 10-K is also available through our website at www.biodel.com. The annual report to stockholders and the 2008 Form 10-K are not proxy soliciting materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock as of December 31, 2008 by the following: (a) each person known by us to be the beneficial owner of 5% or more of any class of our voting securities; (b) each of our directors and named executive officers; and (c) all of our directors and executive officers as a group.

There were 23,712,250 shares of common stock outstanding as of December 31, 2008. For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2008 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class (%)

5% Stockholders
FMR LLC	2,379,217(1)	10%
Ridgeback Capital Investments L.P.	1,848,000(2)	7.8
Entities affiliated with OrbiMed Advisors, LLC	1,812,892(3)	7.6
Great Point Partners I, L.P.	1,812,574(4)	7.6
Entities affiliated with Moab Partners, L.P.	1,739,016(5)	7.3

Executive Officers and Directors
Dr. Solomon S. Steiner	4,290,209(6)	18.0
David Kroin	1,868,206(7)	7.9
Dr. Samuel Wertheimer	1,868,206(8)	7.9
Scott A. Weisman	715,103(9)	3.0
Erik Steiner	289,220(10)	1.2
Dr. Roderike Pohl	180,594(11)	*
Dr. Ira Lieberman	66,883(12)	*
Dr. Daniel Lorber	75,750(13)	*
Dr. Charles Sanders	76,302(14)	*
Dr. Brian J.G. Pereira	57,877(15)	*
Dr. Andreas Pfützner	58,464(16)	*
Barry Ginsberg	30,700(17)	*
Gerard J. Michel	32,847(18)	*
F. Scott Reding	95,877(19)	*
All current executive officers and directors as a group (13 individuals)	9,385,323(20)	38.2

*	Less than one percent.

(1)	Based solely on a Schedule 13G/A (Amendment No. 1) filed on September 10, 2008 by FMR LLC. FMR LLC reported that it has sole power to vote or direct the vote of 7,600 shares of common stock and sole power to dispose or direct the disposition of 2,379,217 shares of common stock. The principal business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based solely on a Schedule 13G/A (Amendment No. 1) filed on February 14, 2008 by Ridgeback Capital Investments L.P. (“RCILP”), Ridgeback Capital Investments Ltd. (“RCI”), Ridgeback Capital Management LLC (“RCM”) and Wayne Holman. According to the Schedule 13G/A, Wayne Holman, RCM and RCI do not own any shares directly. RCI is the general partner of RCILP. Pursuant to an investment management agreement, RCM maintains investment and voting power with respect to the securities held or controlled by RCI. Wayne Holman controls RCM. Each of Wayne Holman, RCM and RCI disclaim beneficial ownership of any of the shares, except to the extent of any pecuniary interest therein. The principal business address of each reporting person is 430 Park Avenue, 12th Floor, New York, New York 10022.

(3)	Consists of (i) 1,209,892 shares of common stock held by Caduceus Private Investments II LP, (ii) 453,006 shares of common stock held by Caduceus Private Investments II (QP), LP and (iii) 149,994 shares of common stock held by UBS Juniper Crossover Fund, L.L.C. Dr. Wertheimer is a principal of OrbiMed Advisors, LLC and may be deemed to beneficially own these shares. The principal business address of OrbiMed Advisors, LLC is 767 Third Avenue, New York, New York 10017.

(4)	Based solely on a Schedule 13G filed on February 14, 2008 by Great Point Partners I, L.P. The principal business address of Great Point Partners I, L.P. is 165 Mason Street, Greenwich, Connecticut 06824.

(5)	Based solely on a Schedule 13G filed on January 23, 2009, by Moab Capital Partners, LLC, Moab Partners, L.P., Michael M. Rothenberg and David A. Sackler. Moab Partners, L.P. beneficially owns 1,586,930 shares of common stock. Moab Capital Partners, LLC and Messrs. Rothenberg and Sackler each may be deemed to have beneficial ownership of the 1,586,930 shares of common stock owned of record by Moab Partners, L.P. and 152,086 shares of common stock owned of record by Alpine Fund, LLP, a private pooled investment vehicle for which Moab Capital Partners, LLC acts as co-investment advisor. In addition, Mr. Sackler has direct ownership of 98,300 shares of common stock. Messrs. Rothenberg and Sackler have sole voting and investment power with respect to all shares of common stock that are held by Moab Partners, L.P. and have shared voting and investment power with respect to all shares of common stock that are held by Alpine Fund, LLP. Messrs. Rothenberg and Sackler disclaim beneficial ownership of all shares beneficially owned by Moab Capital Partners, LLC and Moab Partners, L.P. The principal business address of Moab Partners is 15 East 62nd Street, New York, New York 10065.

(6)	Includes (i) 4,044,266 shares of our common stock owned by Steiner Ventures LLC, or SV, of which Dr. Steiner is the sole managing member and (ii) options to purchase 178,310 shares of our common stock which are exercisable within 60 days of December 31, 2008. Dr. Steiner and his wife jointly own 52% of SV with the balance split equally among their four adult children, including Erik Steiner. Dr. Steiner disclaims beneficial ownership of the shares held by SV, except to the extent of his pecuniary interest therein. The address for SV is 24 Old Wagon Road, Mt. Kisco, New York 10549.

(7)	Includes 1,812,574 shares of our common stock held by Great Point Partners I, L.P. and options to purchase 55,314 shares of our common stock, which are exercisable within 60 days of December 31, 2008. Mr. Kroin is a co-founder and managing director of Great Point Partners I, L.P. and may be deemed to beneficially own these shares.

(8)	Consists of (i) 1,209,892 shares of common stock held by Caduceus Private Investments II LP, (ii) 453,006 shares of common stock held by Caduceus Private Investments II (QP), LP, (iii) 149,994 shares of common stock held by UBS Juniper Crossover Fund, L.L.C. and (iv) options to purchase 55,134 shares of our common stock, which are exercisable within 60 days of December 31, 2008 Dr. Wertheimer is a principal of OrbiMed Advisors, LLC and may be deemed to beneficially own these shares.

(9)	Consists of 378,136 shares of common stock, warrants to purchase 118,815 shares of common stock, options to purchase 110,279 shares of our common stock which are exercisable within 60 days of December 31, 2008. The shares include 107,873 shares held by the 1999 Weisman Family Trust, of which Mr. Weisman and his spouse are the trustees. Sole voting and investment power of the shares held by the trust has been granted to an investment advisor. Mr. Weisman disclaims beneficial ownership of the shares held by the trust.

(10)	Includes options to purchase 42,504 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(11)	Includes options to purchase 25,785 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(12)	Consists of options to purchase 66,883 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(13)	Includes options to purchase 72,562 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(14)	Includes options to purchase 76,143 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(15)	Consists of 30,000 shares of common stock held by the Brian Pereira Grantor Retained Annuity Trust and options to purchase 27,877 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(16)	Includes options to purchase 46,569 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(17)	Includes options to purchase 25,000 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(18)	Includes options to purchase 31,250 shares of our common stock which are exercisable within 60 days of December 31, 2008.

(19)	Includes options to purchase 90,000 shares of our common stock which are exercisable within 60 days of December 31, 2008 and 3,290 shares of our common stock owned by Mr. Reding’s spouse. Mr. Reding disclaims beneficial ownership of the shares owned by his spouse.

(20)	Includes warrants to purchase 118,815 shares of common stock and options to purchase 753,936 shares of our common stock which are exercisable within 60 days of December 31, 2008.

AGENDA ITEM 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. At the Annual Meeting, Class II Directors will stand for election. Our board of directors is currently authorized to have, and we currently have, nine members.

Our board of directors has nominated Dr. Charles Sanders, Dr. Daniel Lorber and Dr. Brian Pereira as nominees for election as Class II Directors, each for three-year terms, until the 2012 annual meeting of stockholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a director.

The nominees have indicated that they are willing and able to serve as directors if elected. If any of such nominees should become unable or unwilling to serve, the proxies intend to vote for the replacement or replacements selected by the nominating and governance committee of our board of directors. None of our directors are related to any other director or to any of our executive officers, other than as noted below.

Information About the Directors

The following table sets forth our directors and their respective ages and positions as of December 31, 2008:

Name	Age	Position

Dr. Solomon S. Steiner	71	Chairman, President and Chief Executive Officer
Dr. Barry Ginsberg(2)(4)	63	Director
David Kroin(3)(4)	33	Director
Dr. Ira W. Lieberman(1)(3)	65	Director
Dr. Daniel Lorber	61	Director
Dr. Brian J.G. Pereira(1)(3)(4)	50	Director
Dr. Charles Sanders(1)	76	Director
Dr. Samuel Wertheimer(2)(4)	48	Director
Scott A. Weisman(1)(3)	53	Lead Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Strategy Committee.

Dr. Solomon S. Steiner co-founded our company and has served as our Chairman, President and Chief Executive Officer since our inception in December 2003. In 1991, Dr. Steiner founded Pharmaceutical Discovery Corporation, or PDC, a biopharmaceutical corporation. Dr. Steiner served as PDC’s Chief Executive Officer and Chairman of the board of directors from its inception until December 2001, when PDC was merged with two other companies to form MannKind Corporation. From December 2001 to February 2003, Dr. Steiner served on MannKind’s board of directors and as a Corporate Vice President and Chief Scientific Officer. In 1985, Dr. Steiner founded and was the Chairman of the board of directors and President of Clinical Technologies Associates, Inc., or CTAI, now known as Emisphere Technologies, Inc. Under his leadership CTAI went public in February of 1989. Dr. Steiner is an inventor of Emisphere’s oral delivery system for peptides and mucopolysaccharides. Dr. Steiner is currently an adjunct full professor at New York Medical College and research full professor of psychiatry and neurology at New York University School of Medicine. Dr. Steiner received a Ph.D. from New York University. Dr. Steiner is Erik Steiner’s father.

Dr. Barry Ginsberg has been a member of our board of directors since June 2008. Dr. Ginsberg is the Chief Executive Officer of Diabetes Technology Consultants where he advises Fortune 500 companies in the field of diabetes. Prior to Diabetes Technology Consultants, Dr. Ginsberg served as Vice President of Worldwide Medical Affairs in the Diabetes HealthCare Division at Becton Dickinson during his 17 year tenure. Dr. Ginsberg currently serves as Chairman of the Scientific Advisory Boards at Agamatrix and Therafuse, and is a Scientific Advisory Board Member at Covidien, Metacure, Glucolight and Becton Dickinson Diabetes HealthCare. While a Professor of Medicine at the University of Iowa from 1977 to 1990, he was a Principal Investigator of the prestigious Diabetes Control and Complications Trial.

Mr. David Kroin has been a member of our board of directors since July 2006. Mr. Kroin is a co-founder and managing director of Great Point Partners, LLC, an asset management firm, since September 2003. From December 1998 to September 2003, Mr. Kroin was an investment professional for J.H. Whitney & Co., a private equity firm. Mr. Kroin serves on the board of directors of APT Pharmaceuticals, Inc., Risk Services International, Inc. and Caprion Proteomics Inc.

Dr. Ira W. Lieberman has been a member of our board of directors since December 2004. Since October 2004, Dr. Lieberman has served as President and Chief Executive Officer of LIPAM International, Inc., an advisory and investment firm, which performs advisory and consulting work for the World Bank, client governments, and private sector clients. From July 2003 to October 2004, Dr. Lieberman served as a Senior Economic Advisor to George Soros for the Open Society Institute, a grant making foundation. From February 1993 to July 2004, Dr. Lieberman served in several positions for the World Bank. Dr. Lieberman received an MBA from Columbia University and a Ph.D. from Oxford University.

Dr. Daniel Lorber has been a member of our board of directors since December 2004 and since October 2004, a member of our scientific advisory board. Since 1981, Dr. Lorber has served as the medical director of the Diabetes Control Foundation, Diabetes Care and Information Center in Flushing, New York and since 1991, as the director of endocrinology at The New York Hospital Medical Center of Queens. Dr. Lorber is also an attending physician in endocrinology and general internal medicine at the New York Hospital Medical Center of Queens. Since 1994, Dr. Lorber has served as a clinical associate professor of medicine at Weill Medical College of Cornell University. Dr. Lorber also serves as a consultant in medical, dental and podiatric liability litigation and to the insurance industry on care standards for diabetes mellitus. Dr. Lorber received an M.D. from the Albert Einstein College of Medicine and completed a fellowship in endocrinology at the Vanderbilt University Medical Center.

Dr. Brian J.G. Pereira has been a member of our board of directors since November 2007. Dr. Pereira has served as Chief Executive Officer of AMAG Pharmaceuticals, Inc., a biopharmaceutical company, since November 2006 and as President of AMAG Pharmaceuticals since November 2005. Dr. Pereira has served as a director of AMAG Pharmaceuticals since July 2004. Dr. Pereira served as President and Chief Executive Officer of the New England Health Care Foundation, a physician’s group at Tufts-New England Medical Center from October 2001 to November 2005, and held various other positions at Tufts-New England Medical Center from 1993 to 2001. He is a Professor of Medicine at Tufts University School of Medicine and at the Sackler School of Biomedical Sciences of Tufts University. Dr. Pereira served as President of the National Kidney Foundation from 2002 to 2004, and has served on the editorial board of twelve scientific journals. He also serves as a director of Tengion, Inc, a regenerative medicine company, and Satellite Health Care, Inc., a kidney dialysis services provider and is the Chairman of the Board of the Harvard-MIT Biomedical Enterprise Program. Dr. Pereira is a graduate of St. John’s Medical College, Bangalore, India and has an MBA from the Kellogg Business School, Northwestern University.

Dr. Charles Sanders has been a member of our board of directors since August 2006. Since 1995, Dr. Sanders has served on numerous boards and continues to chair the boards of Project Hope and the Foundation for the National Institutes of Health. From July 1989 to July 1994, Dr. Sanders served as Chief Executive Officer of Glaxo Inc., a pharmaceutical company, and from 1992 until his retirement in 1995, served as the Chairman of the Board of Glaxo Inc. Previously Dr. Sanders was general director of Massachusetts General Hospital and professor of medicine at Harvard Medical School. Dr. Sanders received an M.D. from Southwestern Medical College of the University of Texas. Dr. Sanders serves on the boards of directors of

Icagen, Inc., a biopharmaceutical company, Vertex Pharmaceuticals Incorporated, a biotechnology company, Genentech, Inc., a biotechnology company, and Cephalon, Inc., a biopharmaceutical company.

Dr. Samuel Wertheimer has been a member of our board of directors since July 2006. Since 2000, Dr. Wertheimer has been a principal at OrbiMed Advisors, LLC in the private equity funds management group. Dr. Wertheimer was a Fellow at the Memorial Sloan-Kettering Cancer Center. Dr. Wertheimer received a Ph.D. from New York University, and an M.P.H. from Yale University.

Mr. Scott A. Weisman has been a member of our board of directors since December 2004. He is the co-founder and a managing member of Etico Capital LLC, a merchant banking and advisory firm. From March 2004 to February 2007, Mr. Weisman served as a managing director of McGinn, Smith & Company, Inc., an investment banking firm. From 1998 to September 2003, Mr. Weisman served as President and director of capital markets for H.C. Wainwright & Co., Inc., an investment banking firm. Prior thereto, Mr. Weisman was a practicing securities attorney and a partner in the law firm of Kelley Drye & Warren LLP. Mr. Weisman received a J.D. from Albany Law School and a BA form Syracuse University.

Our board of directors unanimously recommends a vote FOR the election of each of the nominees to serve as directors.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes the key corporate governance guidelines and practices that we have adopted. The charters governing the audit committee, the compensation committee, the nominating and governance committee, the strategy committee, the code of business conduct and ethics, as well as our corporate governance guidelines, are posted on the corporate governance page of our website at www.biodel.com. You may also obtain a copy of any of these documents without charge by writing to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and those of our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors as defined by NASDAQ listing standards and applicable SEC rules;

•	the independent members of our board of directors regularly meet in executive session; and

•	we adopt written corporate governance guidelines and a written code of business conduct and ethics for all of our officers, employees and directors.

Board Meetings and Attendance

Our board of directors held eleven meetings during our 2008 fiscal year, which ended on September 30, 2008. During fiscal 2008, each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by each committee of our board of directors on which such director served during the period for which such director served.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Ginsberg, Kroin, Lieberman, Pereira, Sanders, Lorber, Wertheimer and Weisman, who comprise our audit, compensation, nominating and governance, and strategy committees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

Resolutions adopted by our board of directors provide that directors are expected to attend the Annual Meeting.

Board Committees

Our board of directors has established four standing committees — audit, compensation, nominating and governance and strategy — each of which operates under a charter that has been approved by our board of directors. Our board of directors has determined that all of the members of each of the board of directors’ four standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

Our audit committee consists of Dr. Lieberman, the chair of the committee, Mr. Kroin, Dr. Pereira and Mr. Weisman. The committee’s responsibilities include:

•	selecting our independent registered public accounting firm for each fiscal year, confirming and assuring their independence, and approving the fees and other compensation to be paid to them;

•	annually reviewing and discussing with the independent registered public accounting firm all significant relationships which affect their independence;

•	overseeing the work of the independent registered public accounting firm (including resolving disagreements between them and management regarding financial reporting) for the purpose of preparing or issuing an audit report, auditing our internal controls over financial reporting or related work;

•	approving all audit and non-audit services provided by the independent registered public accounting firm (or subsequently recommending to our board of directors for approval additional audit and/or non-audit services in those circumstances where a subsequent approval is necessary and permissible);

•	discussing with the independent registered public accounting firm the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management, and all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, modified or supplemented from time to time;

•	reviewing the performance of the independent registered public accounting firm;

•	reviewing, and discussing with management and the independent registered public accounting firm, prior to filing or release, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the annual audited financial statements and quarterly unaudited financial statements, respectively, contained in those reports;

•	reviewing on a periodic basis, the unaudited quarterly operating results in our quarterly earnings release;

•	reviewing with management and our tax advisors the status of tax returns, including open years and potential disputes, along with the adequacy of tax reserves included in our consolidated financial statements;

•	establishing procedures for receiving, retaining and treating complaints received by us regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing any related party transactions;

•	reviewing, in conjunction with counsel, any legal or regulatory matters that could have a significant impact on our financial statements; and

•	reviewing and evaluating the committee’s performance.

Our board of directors has determined that Dr. Lieberman is an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met eight times in fiscal year 2008.

Compensation Committee

Our compensation committee consists of Dr. Pereira, the chair of the committee, Dr. Lieberman, Dr. Sanders and Mr. Weisman. The committee’s responsibilities include:

•	reviewing and recommending for approval by our board of directors, on an annual basis, the compensation of our chief executive officer and our other executive officers;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and making recommendations to our board of directors with respect to incentive-compensation and equity-based plans that are subject to approval by our board of directors;

•	preparing reports on executive compensation, including a Compensation Discussion and Analysis; and

•	periodically reviewing and evaluating the committee’s own performance.

Our compensation committee met five times in fiscal year 2008. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “— Executive and Director Compensation Processes”.

Nominating and Governance Committee

Our nominating and governance committee consists of Dr. Wertheimer, the chair of the committee and Dr. Ginsberg. The committee’s responsibilities include:

•	recommending to our board of directors the nominees for election as directors at any meeting of stockholders and the persons to be elected by our board of directors to fill any vacancies thereon;

•	from time to time establishing criteria for the selection of new directors to serve on our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines applicable to us and, from time to time, as it deems appropriate, reviewing and reassessing the adequacy of such corporate governance guidelines and recommending any proposed changes to our board of directors for its consideration;

•	overseeing the self-evaluation of our board of directors to determine whether it and its committees are functioning effectively, determining the nature of the evaluation, supervising the conduct of the evaluation and preparing an assessment of our board of directors’ performance to be discussed with it;

•	overseeing a review by our board of directors on succession planning; and

•	periodically reviewing and evaluating the committee’s own performance.

Our nominating and governance committee met one time in fiscal year 2008. The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process”.

Strategy Committee

Our board of directors established a strategy committee in October 2008. Our strategy committee consists of Mr. Kroin, the chair of the committee, Dr. Pereira, Dr. Ginsberg and Dr. Wertheimer. The committee’s purpose is to assist our board of directors in the oversight of, and to make recommendations with respect to, our strategic direction, including with respect to:

•	research and development activities;

•	the clinical development plans for our product development pipeline, including the design and implementation of clinical trials and the review of data therefrom;

•	the regulatory approval pathways for our product development pipeline;

•	business development, licensing, collaboration and other similar strategic partnering opportunities for our product development pipeline; and

•	budgeting and capital raising issues related to the foregoing.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review for our executive officers under which annual performance for each executive is measured at the end of each calendar year. Individual goals focus on contributions that facilitate the achievement of corporate goals, such as the achievement of specific research, clinical, regulatory, and operational milestones. Any increase in compensation to our executive officers is tied to the achievement of these individual and corporate performance goals. During the fourth calendar quarter of each year, we evaluate individual and corporate performance against the goals for that calendar year. Our chief executive officer meets with the compensation committee and makes initial compensation recommendations with respect to the executives who report to him. These recommendations contemplate each executive officer’s job performance, strengths and weaknesses, and advancement potential. Based on this input, the compensation committee makes its own assessment and approves annual salary increases, stock option and restricted stock unit awards and bonuses, if any. With respect to our chief executive officer’s compensation, the compensation committee makes a recommendation to our board of directors based on the same factors used to evaluate other executive officers.

In accordance with our 2005 Non-Employee Directors’ Stock Option Plan, upon appointment, non-employee directors receive a one-time grant of an option to purchase 25,000 share of common stock, which immediately vest. Annually, non-employee directors receive an option to purchase 10,000 shares of common stock, which also immediately vest or a pro rata amount if such non-employee director did not serve for the entire period since the preceding annual meeting. The exercise price of these options is equal to the closing price of our common stock on the Nasdaq Global Market the day prior to the date of grant, as determined by our board of directors. Each such option expires ten years after the date of grant.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For the purposes of evaluating fiscal year 2008 compensation, the compensation committee considered, among other things, a report by Frederick W. Cook & Company, Inc. that was commissioned by the compensation committee in July 2007.

Director Nomination Process

The process followed by the nominating and governance committee to identify and evaluate director candidates includes requests to the members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and governance committee and our board of directors.

Our board of directors does not currently prescribe any minimum qualifications for director candidates, however, the nominating and governance committee will take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of our board of directors.

Stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting the names of the candidate(s), together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominating and governance committee, attn: corporate secretary, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. In June 2008, Albert Cha resigned from our board of directors. Barry Ginsberg was appointed by our board of directors as a new director. Dr. Ginsberg was originally proposed to us by our chairman of the board of directors and one of our non-employee directors.

Communications with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our corporate secretary is primarily responsible for monitoring and responding to communications from stockholders and for providing copies to our lead director, board of directors or to the individual director so designated on a periodic basis, as he considers appropriate.

Unless any communication is marked confidential and is addressed to a particular board member, our corporate secretary, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by our board of directors.

Interested parties may send written communications to the attention of our corporate secretary at the following address: Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees. Our code of business conduct and ethics is available on our website at http://www.biodel.com. We intend to disclose any amendments to the code, or waivers to its requirements, on our website.

DIRECTOR COMPENSATION

From September 2007 through December 2007, we paid each of our non-employee directors $1,500 for each meeting of the board attended in person, $750 for each meeting of the board attended by telephone, $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. Effective January 2008, we pay each of our non-employee directors an annual fee of $30,000, but no additional payment for attending meetings. Effective January 2008, we pay each of our non-employee directors an additional annual fee of $7,500 for participating on the audit committee, $5,000 for participating on the compensation committee and $2,500 for participating on the nominating and governance committee. In addition, the chairman of our audit committee receives an additional annual fee of $15,000 and the chairman of our nominating and governance committee receives an additional annual fee of $5,000. From January 2008 through September 2008, the chairman of our compensation committee received an additional fee of $10,000.

Effective October 2008, we pay each of our non-employee directors an additional annual fee of $7,500 for participating on the strategy committee, the annual fee received by the chair of our compensation committee was increased from $10,000 to $15,000, and the annual fee of our lead director was established at $60,000.

In accordance with our 2005 Non-Employee Directors’ Stock Option Plan, upon appointment, our non-employee directors receive a one-time grant of an option to purchase 25,000 shares of our common stock, which are fully vested upon grant. In addition, on the date of each Annual Meeting, each non-employee director and our lead director will receive an option to purchase 10,000 and 20,000 shares of our common stock, respectively, which will also be fully vested upon grant. The exercise price of these options is equal to the closing price of our common stock on the Nasdaq Global Market the day prior to the date of grant, as determined by our board of directors. Each such option expires ten years after the date of grant.

We reimburse our non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.

The following table sets forth information for the fiscal year ended September 30, 2008 with respect to the compensation of our directors, other than Dr. Steiner, our President and Chief Executive Officer. See

“Executive Compensation — Summary Compensation Table” for information regarding the compensation of Dr. Steiner for fiscal year 2008.

Fiscal Year 2008 Director Compensation Table

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Dr. Albert Cha(2)	23,667	218,912	242,579
Dr. Barry Ginsberg(3)	10,833	204,250(4)	215,083
David Kroin	35,125	103,469	138,594
Dr. Ira W. Lieberman	47,000	116,885	163,885
Dr. Daniel Lorber	26,250	128,077	154,327
Dr. Brian J.G. Pereira(5)	36,500	253,090(4)	289,590
Dr. Charles Sanders	30,750	153,660	184,410
Paul Sekhri(6)	2,750	285,168	287,918
Dr. Samuel Wertheimer	31,000	103,469	134,469
Scott A. Weisman	41,375	116,885	158,260

(1)	The amounts in the “Options Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for each director during fiscal year 2008, as required by SFAS No. 123(R), disregarding any estimates of forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see Note 2 to our 2008 audited financial statements, which are included in the annual report that accompanies this Proxy Statement. The following table shows the aggregate number of stock options held by each of our non-employee directors as of September 30, 2008.

	Aggregate Number of	Value of Awards
	Shares Subject to	Pursuant to
Name	Stock Options	SFAS 123(R) ($)

Dr. Albert Cha	54,013	492,917
Dr. Barry Ginsberg	25,000	204,250
David Kroin	55,314	363,875
Dr. Ira W. Lieberman	66,883	401,590
Dr. Daniel Lorber	77,198	475,708
Dr. Brian J.G. Pereira	27,877	253,090
Dr. Charles Sanders	76,143	532,920
Paul Sekhri	49,526	669,550
Dr. Samuel Wertheimer	55,314	363,875
Scott A. Weisman	91,681	461,601

(2)	Dr. Cha resigned from our board of directors effective June 5, 2008.

(3)	Dr. Ginsberg was elected to our board of directors effective June 10, 2008.

(4)	Pursuant to our 2005 Non-Employee Directors’ Stock Option Plan, upon election or appointment to our board of directors, each non-employee director receives a one-time grant of an option to purchase 25,000 shares of our common stock. All such options were fully vested upon grant.

(5)	Dr. Pereira was elected to our board of directors effective November 21, 2007.

(6)	Mr. Sekhri resigned from our board of directors effective November 16, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in our fiscal year ended September 30, 2008. The discussion primarily focuses on the information for fiscal year 2008, but we also describe compensation actions taken after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Our “named executive officers” for fiscal year 2008 are Dr. Solomon S. Steiner, our chairman, president and chief executive officer, Gerard J. Michel, our chief financial officer, vice president of corporate development and treasurer, F. Scott Reding, our former chief financial officer, chief accounting officer and treasurer, Dr. Roderike Pohl, our vice president, research, Erik Steiner, our vice president, operations, and Dr. Andreas Pfützner, our former chief medical officer in Europe. Effective November 13, 2007, F. Scott Reding resigned from his positions as our chief financial officer, chief accounting officer and treasurer. On November 20, 2007, Mr. Michel became our chief financial officer, vice president of corporate development and treasurer. Effective December 13, 2008, Dr. Pfützner resigned from his position as our chief medical officer in Europe. He continues to provide services pursuant to a consulting agreement with us.

The compensation committee of our board of directors oversees our executive compensation program. On an annual basis the compensation committee reviews and recommends compensation decisions relating to our named executive officers to our board of directors for approval. Our compensation committee consists of Dr. Pereira, the chair of the committee, Dr. Lieberman, Dr. Sanders and Mr. Weisman. These compensation committee members reviewed and recommended that our board of directors approve matters relating to the compensation of our executive officers, relying in part on their substantial business experience.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of our compensation committee with respect to executive compensation are to:

•	attract and retain superior executive talent;

•	motivate and reward executives whose knowledge, skills and performance are critical to our business;

•	ensure executive compensation is aligned with our corporate strategies and business objectives; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, our compensation committee evaluates our executive compensation programs with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. Historically, we have also provided a portion of our executive compensation in the form of stock options that vest over time, which we believe helps us retain our executive officers and align their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

In determining any element of a named executive officer’s compensation in a manner consistent with the foregoing objectives, we believe that our compensation committee must consider the total compensation package for the package to be effective.

Overview of our Executive Compensation Process

In July 2007, we initiated a review of our executive compensation program. Our compensation committee engaged Frederic W. Cook & Company, Inc., an independent consulting firm, to conduct a competitive assessment of the compensation of our executive officers with the specific goal of measuring the effectiveness of our compensation program in light of our ongoing business strategy. At our request, Frederic W. Cook surveyed compensation data for a peer group of development stage, publicly traded, biotechnology companies of similar size and market value to us. The data included publicly available proxy data as well as data from the Radford Biotechnology Survey. Based on this review, and in consultation with our compensation committee, the following fourteen companies were included in the peer group: Alexza Pharmaceuticals, Inc., Allos Therapeutics, Inc., Anesiva, Inc., Discovery Laboratories, Inc., GTx, Inc., Halozyme Therapeutics, Inc., Keryx Biopharmaceuticals, Inc., La Jolla Pharmaceutical Company, MannKind Corporation, Poniard Pharmaceuticals, Inc., Repros Therapeutics Inc., Savient Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc. and Vanda Pharmaceuticals Inc.

In October 2007, Frederic W. Cook made recommendations to our compensation committee with respect to the appropriate cash compensation, long-term incentives and total compensation for our senior executives. Our compensation committee considered Frederic W. Cook’s analysis and recommendations in reviewing our compensation levels for fiscal year 2007. The committee also considered Frederic W. Cook’s analysis and recommendations in determining our compensation levels for fiscal years 2008 and 2009, with the goal of ensuring that our compensation levels are reasonably competitive relative to the compensation paid by our peer group. Total compensation for our named executive officers for fiscal year 2008, taking into account base salary, annual cash bonuses and equity-based incentive awards, generally is targeted toward the median, or the 50th percentile, in executive compensation, by element as well as total compensation, among the companies with which we compete for our executive officers. We have not, however, established specific percentile targets relative to our peer group for the levels of compensation provided, and variations to this general target may occur as dictated by the experience level of the individual and market factors. We intend to review this comparative information annually for competitive purposes.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	discretionary annual cash bonuses;

•	stock option awards;

•	benefits and other compensation; and

•	severance and change of control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee, after reviewing information provided by Frederic W. Cook and assessing the market for executive talent generally, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. When establishing base salaries for 2008, our compensation committee considered the survey data of compensation in the peer group, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well qualified candidates to assume the individual’s role. Generally, we believe that our executive officers’ base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. In the case of Dr. Steiner and Dr. Pohl, their minimum base salaries are mandated by the terms of their employment agreements, although Dr. Pohl’s current salary is higher than the salary required by her agreement. In the case of Dr. Pfützner, compensation was determined pursuant to the terms of his consulting agreement with us. The base salary for Mr. Reding was mandated by the terms of his employment agreement.

The following table sets forth the annual base salaries of our named executive officers for fiscal year 2008.

Name	2008 Annual Salary

Solomon S. Steiner	$375,000
Gerard J. Michel	$310,000
F. Scott Reding	N/A
Andreas Pfützner	$386,250
Roderike Pohl	$200,000
Erik Steiner	$200,000

The salaries set forth in the table above were effective on December 1, 2007, except that we increased Dr. Steiner’s salary in November, 2007. With the exception of Dr. Pfützner, who resigned from his position as our chief medical officer in Europe in December 2008, each of our named executive officers receives the same salary in fiscal year 2009. In fiscal year 2008, Dr. Pfützner was entitled to receive compensation of $2,000 for each full business day he devoted to the performance of services for us in addition to a non-refundable retainer of $150,000. For fiscal year 2009, our compensation committee did not increase salaries for any of our named executive officers due in part to our having missed certain corporate goals in fiscal year 2008.

Our compensation committee reviews base salaries at least annually. The committee may adjust base salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Cash Bonuses

Our compensation committee recommends to our board of directors discretionary annual cash bonuses to our executive officers. The bonuses are intended to compensate executive officers for achieving individual and corporate performance objectives. These objectives vary depending on the individual executive officer, but relate generally to business goals with major strategic impact, such as the successful completion of a clinical trial or the timely completion and filing of a new drug application, and to financial goals, such as keeping expenses within approved budgeted amounts and raising additional capital.

We pay our discretionary annual bonuses in cash, typically in a single installment in the fourth calendar quarter. The following table sets forth the 2008 cash bonuses for our named executive officers.

Name	2008 Annual Bonuses

Solomon S. Steiner	—
Gerard J. Michel	$30,000
F. Scott Reding	N/A
Andreas Pfützner	—
Roderike Pohl	$20,000
Erik Steiner	$25,000

We amended our employment agreement with Dr. Steiner in November 2007 to provide that his discretionary annual bonus may be in an amount of up to 50% of his base salary. In December 2008, our compensation committee established target bonus amounts as a percentage of base salary for each of our named executive officers, which currently range from 35% to 50% of base salary. In the event of exceptional performance, actual bonuses could exceed the established target percentages. Dr. Pfützner’s consulting agreement with us does not provide for an annual cash bonus.

In recommending 2008 bonuses for our named executive officers, the compensation committee primarily considered the progress made by us toward completion of the Phase III development program for our lead product candidate, VIAjecttm, while taking into account other corporate and individual goals such as our completing a significant public stock offering, managing operating costs, growing our operations and generating interest among potential marketing partners.

Stock Option Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executive officers. We view stock options as inherently performance-based, as our executive officers are rewarded only if our stock price increases. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. During fiscal year 2008, equity awards to named executive officers consisted exclusively of stock options.

In determining the size of equity grants to our executive officers, our compensation committee considers comparative share ownership of executives in our compensation peer group, our performance, the applicable executive officer’s performance, the amount of equity previously awarded to the executive officer, the vesting of such awards, other components of executive officer compensation, including salary and bonus, and the recommendations of management and Frederic W. Cook.

We typically make an initial equity award of stock options to new executive officers and annual equity grants as part of our overall compensation program. All grants of options to our named executive officers are recommended by our compensation committee and approved by our board of directors. Our board of directors is required to consider the grant of stock or options to Dr. Steiner and Dr. Pohl at least annually, pursuant to their employment agreements. In December 2008, we awarded options to purchase shares of our common stock to our named executive officers for the following amounts:

Number of Shares
Name	Underlying Option Grant

Solomon S. Steiner	50,000
Gerard J. Michel	40,000
F. Scott Reding	N/A
Roderike Pohl	20,000
Erik Steiner	20,000
Andreas Pfützner	—

In November 2007, we awarded Mr. Michel an option to purchase 125,000 shares of our common stock pursuant to the terms of our offer letter with him.

Our compensation committee reviews all components of an executive officer’s compensation when determining annual equity awards to ensure that the executive officer’s total compensation conforms to our overall philosophy and objectives. We do not have any equity ownership guidelines for our executive officers. From year to year, we determine the size of equity grant awards to the named executive officers based on the factors set forth above. In recommending 2008 equity grant awards to our named executive officers, the compensation committee primarily considered the progress made by us toward completion of the Phase III development program for our lead product candidate, VIAjecttm, while taking into account other corporate and individual goals such as our completing a significant public stock offering, managing operating costs, growing our operations and generating interest among potential marketing partners.

Typically, the stock options we grant to our executive officers vest in four equal installments on the first four anniversaries of grant. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. We set the exercise price of all stock options to equal the prior day’s closing price of our common stock on the Nasdaq Global Market.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, and an employee stock purchase plan. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not at this time have a 401(k) matching program.

We may from time to time award a cash signing bonus when an executive officer first joins us. Whether a signing bonus is paid and the amount of the bonus will be determined on a case-by-case basis under the specific hiring circumstances. For example, we may consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. We did not pay any cash signing bonuses in fiscal year 2008 to any of our named executive officers.

Severance and Change of Control Benefits

Pursuant to the terms of our agreements with our named executive officers, as well as the stock option agreements that we enter into upon the grant of options, our executive officers are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control”, below. We believe that providing these benefits helps us compete for executive talent.

In the case of Gerard Michel and Erik Steiner, our agreements with them provide for change of control benefits upon the occurrence of a “double trigger”. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if either Mr. Michel or Mr. Steiner’s employment is terminated during a specified period after the change of control. We believe that a “double trigger” benefit helps maximize stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

In the case of Drs. Steiner and Pohl, pursuant to their employment agreements, in the event of a change of control, as defined in the agreements, the term of each agreement is automatically extended for a period of two years from the effective date of the change of control.

In the case of Dr. Pfützner, all of his unvested options immediately vest upon a change of control pursuant to his stock option award agreement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information for the fiscal year ended September 30, 2008 with respect to compensation awarded to or earned by our named executive officers.

Summary Compensation Table

				Option		All Other
	Fiscal	Salary(1)	Bonus(2)	Awards		Compensation		Total
Name and Principal Position	Year	($)	($)	(3) ($)		($)		($)

Solomon S. Steiner	2008	358,654	—	716,955		14,423	(4)	1,090,032
President and Chief Executive Officer	2007	250,000	200,000	208,461		21,153	(4)	679,614
Gerard J. Michel(5)	2008	269,064	30,000	266,692		—		565,756
Chief Financial Officer, Vice President of Corporate Development and Treasurer	2007	—	—	—		—		—
F. Scott Reding	2008	24,375	—	—		925,404	(6)	949,779
Chief Financial Officer and Treasurer	2007	178,750	—	410,208		—		588,958
Andreas Pfützner	2008	386,250	—	(7,090	)(7)	—		379,160
Chief Medical Officer in Europe	2007	346,799	—	290,524		—		637,323
Erik Steiner	2008	191,667	25,000	267,510		—		484,177
Vice President Operations	2007	158,333	50,000	86,573		—		294,906
Roderike Pohl	2008	191,667	20,000	144,682		—		356,349
Vice President Research	2007	150,000	—	34,400		—		184,400

(1)	The amounts in the “Salary” column reflect the base salary earned and recorded during fiscal year 2008 and fiscal year 2007.

(2)	The amounts in the “Bonus” column reflect the actual amounts awarded to each named executive officer as annual discretionary cash bonuses. The bonuses were paid in December 2008 and 2007.

(3)	The amounts in the “Options Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for each named executive officer during fiscal year 2008, as required by SFAS No. 123(R), disregarding any estimates of forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see Note 2 to our 2008 audited financial statements, which are included in the annual report that accompanies this Proxy Statement.

(4)	Reflects payment for accrued but unused vacation time.

(5)	On November 20, 2007, Mr. Michel, joined our company as chief financial officer, vice president of corporate development and treasurer.

(6)	Consists of $291,250 in cash payments and $658,529 in share based compensation accrued pursuant to our severance agreement with F. Scott Reding. On November 13, 2007, Mr. Reding, our former Chief Financial Officer, Chief Accounting Officer and Treasurer, resigned from all of his positions with us. In connection with Mr. Reding’s resignation, we entered into a severance agreement that established the terms of his separation of employment. For further discussion of Mr. Reding’s severance agreement, please see Potential Payments Upon Termination and Change in Control, below.

(7)	Reflects the net effect of revaluing Dr. Pfützner’s options. According to SFAS No. 123(R), options granted to non-employees are revalued each reporting period. The revaluation ends when the options become vested. The amount of stock-based compensation expense related to these options will increase or decrease, and in some situations become stock-based compensation income, based on changes in the price of our common stock between reporting periods.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth information with respect to each grant of a plan-based award made to our named executive officers during the fiscal year ended September 30, 2008.

Fiscal Year 2008 Grants of Plan-Based Awards

		All Other
		Option Awards:		Grant Date
		Number of Securities	Exercise or	Fair Value of
		Underlying	Base Price of	Stock and
	Grant	Options	Option Awards	Option
Name	Date	(1)(#)	($/Sh)	Awards(2)

Solomon S. Steiner	12/4/2007	200,000	17.92	$2,010,000
Gerard J. Michel	11/21/2007	125,000	16.78	$1,163,750
F. Scott Reding	—	—	—	—
Andreas Pfützner	12/4/2007	5,000	17.92	$50,250
Erik Steiner	12/4/2007	60,000	17.92	$603,000
Roderike Pohl	12/4/2007	50,000	17.92	$502,500

(1)	These awards were approved and effective on the grant dates pursuant to the terms of our 2004 Stock Incentive Plan in effect at the time of grant.

(2)	Amounts represent the total grant date fair value of stock options granted in fiscal year 2008 under SFAS No. 123(R). The assumptions used by us with respect to the valuation of options are set forth in Note 2 to our 2008 audited financial statements, which are included in the annual report that accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of September 30, 2008 by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	Option
	(#)	(#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Solomon S. Steiner	39,853	13,285	(1)	1.41	12/22/12
	26,569	26,569	(2)	5.65	12/14/13
	13,285	39,853	(3)	12.63	12/18/14
	8,750	26,250	(4)	18.16	6/5/15
	—	200,000	(5)	17.92	12/3/15
Gerard J. Michel	—	125,000	(6)	16.78	11/20/15
F. Scott Reding	90,000	—	(7)	5.65	10/31/14
Andreas Pfützner	10,628	—	(8)	1.41	12/22/12
	10,628	3,542	(9)	1.41	5/26/13
	2,657	7,971	(3)	12.63	12/18/14
	18,750	56,250	(4)	18.16	6/5/15
	—	5,000	(5)	17.92	12/3/15
Erik Steiner	7,085	7,085	(2)	5.65	12/14/13
	5,314	15,941	(3)	12.63	12/18/14
	6,250	18,750	(4)	18.16	6/5/15
	—	60,000	(5)	17.92	12/3/15
Roderike Pohl	5,314	5,314	(2)	5.65	12/14/13
	2,657	7,971	(3)	12.63	12/18/14
	—	50,000	(5)	17.92	12/3/15

(1)	This option vests in four equal annual installments. The first three installments vested on December 23, 2005, December 23, 2006 and December 23, 2007. The fourth installment vested on December 23, 2008, after the completion of our 2008 fiscal year.

(2)	This option vests in four equal annual installments. The first two installments vested on December 15, 2006 and December 15, 2007. The third installment vested on December 15, 2008, after the completion of our 2008 fiscal year. The next installments will vest on December 15, 2009.

(3)	This option vests in four equal annual installments. The first installment vested on December 19, 2007. The second installment vested on December 19, 2008, after the completion of our 2008 fiscal year. The next installments will vest on December 19, 2009 and 2010.

(4)	This option vests in four equal annual installments. The first installment vested on June 6, 2008. The next installments will vest on June 6, 2009, 2010 and 2011.

(5)	This option vests in four equal annual installments. The first installment became exercisable on December 4, 2008, after the completion of our 2008 fiscal year. The next three installments will become exercisable on December 4, 2009, December 4, 2010 and December 4, 2011.

(6)	The option vests in four equal annual installments. The first installment became exercisable on November 21, 2008, after the completion of our 2008 fiscal year. The next three installments will become exercisable on November 21, 2009, November 21, 2010 and November 21, 2011.

(7)	This option was scheduled to vest in four equal annual installments. In connection with Mr. Reding’s severance agreement, the vesting under this option was accelerated such that the option was vested for an aggregate of 90,000 shares and the balance was forfeited as of Mr. Reding’s November 13, 2007 resignation date.

(8)	This option was fully vested as of September 30, 2007.

(9)	This option vests in four equal annual installments. The first three installments vested on May 27, 2006, May 27, 2007 and May 27, 2008. The next installment will vest on May 27, 2009.

Option Exercises and Stock Vested

In the fiscal year ended September 30, 2008, none of our named executive officers exercised any options to purchase shares of our common stock.

Potential Payments Upon Termination and Change of Control

Dr. Steiner, Dr. Pohl, Mr. Michel and Mr. Steiner are each entitled to receive termination benefits that are not available to our employees generally. These benefits are provided pursuant to employment agreements, in the case of Dr. Steiner and Dr. Pohl, and change of control and severance agreements in the case of Mr. Michel and Mr. Steiner. In addition, our equity plans provide for certain acceleration of unvested equity awards upon our change of control.

As disclosed in our November 14, 2007 current report on Form 8-K, Mr. Reding resigned as our chief financial officer effective November 13, 2007. In connection with Mr. Reding’s resignation, we entered into a severance agreement with Mr. Reding, which is summarized below.

As is the case generally with regard to option grants to our employees, all of Dr. Pfützner’s unvested options will immediately vest upon a change of control pursuant to his stock option award agreement.

Employment Agreements with Dr. Steiner and Dr. Pohl

Our employment agreement with Dr. Steiner provides for an initial term of employment for the period from the date of the agreement to November 20, 2009 and will continue for successive one-year terms unless the agreement is terminated by either party on prior written notice in accordance with the terms of the agreement. In the event of a change of control, as defined below, the term is automatically extended for a period of two years from the effective date of the change of control. The agreement provides for an annual salary of $375,000 and eligibility to receive a bonus in cash in an amount of not more than 50% of his annual salary as determined by our board of directors in its discretion. Our board of directors is also required to consider the grant of stock or options to Dr. Steiner at least annually.

Our employment agreement with Dr. Pohl provides an initial term of employment for the period from the date of the agreement to March 20, 2009 and will continue for successive one-year terms unless the agreement is terminated by either party on prior written notice in accordance with the terms of the agreement. In the event of a change of control, as defined in the agreement, the term is automatically extended for a period of two years from the effective date of the change of control. The agreement provides for an annual salary of $150,000 and eligibility to receive a bonus in an amount determined by our board of directors in its discretion. Our board of directors is also required to consider the grant of stock or options to Dr. Pohl at least annually. As described above, Dr. Pohl received an increase in her base salary in December 2007 to $200,000.

We may terminate Dr. Steiner’s or Dr. Pohl’s employment with or without cause. Neither Dr. Steiner nor Dr. Pohl is entitled to termination benefits if we terminate his or her employment for cause or if Dr. Steiner or Dr. Pohl resigns without good reason. If we terminate either Dr. Steiner’s or Dr. Pohl’s employment without cause, or if either Dr. Steiner or Dr. Pohl terminates his or her employment with us for good reason, each of

Dr. Steiner and Dr. Pohl is entitled to the following for the longer of (a) two years following the termination date or (b) the balance of the term of his or her employment agreement:

•	continuation of base salary, as in effect as of the termination date;

•	medical insurance and other benefits substantially equivalent to the normal benefits we provide to our employees generally; and

•	participation in our various retirement, welfare, fringe benefit and executive perquisite plans, programs and arrangements to the extent our senior executives generally are eligible for such programs.

In order to receive the above termination benefits, Drs. Steiner and Pohl must not do any of the following for so long as he or she is receiving termination benefits:

•	engage in the business of delivering insulin by the oral, sublingual or injectable route of administration;

•	recruit, solicit or induce, or attempt to induce any of our employees from terminating their employment with us or otherwise cease their relationship with us, or hire any such employee; and

•	knowingly solicit, divert, limit or take away, or attempt to divert or to take away the business or patronage of any of our existing or prospective clients, customers, dealers, distributors, representatives or accounts.

In the event Dr. Steiner’s or Dr. Pohl’s employment with us terminates due to death or disability, Dr. Steiner or Dr. Pohl, or each or their respective estates, as the case may be, will receive the compensation benefits that would otherwise be payable or accrue to him or her under the agreement for an additional six months. Health benefits will continue for one year from the date of termination.

Pursuant to the terms of our employment agreements with Dr. Steiner and Dr. Pohl, the following terms have the following meanings:

•	“cause” is generally defined to mean:

•	a good faith finding by our board of directors of the failure of Dr. Steiner or Dr. Pohl to perform in any material respect his or her assigned duties for a period of ten days following written notice of the same;

•	a good faith finding by our board of directors of Dr. Steiner’s or Dr. Pohl’s dishonesty, gross negligence or misconduct not involving any exercise of business judgment in good faith relating to the performance of his or her duties;

•	a conviction or the entry of a pleading of guilty or nolo contendere by Dr. Steiner or Dr. Pohl to a crime involving moral turpitude or any felony; or

•	the material breach by Dr. Steiner or Dr. Pohl of any terms his or her employment agreement that continues for ten days following written notice of the same.

•	“change of control” is generally defined to mean:

•	a transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than by us, one of our employee benefit plans, Dr. Steiner or any other entity in which Dr. Steiner holds a majority of the beneficial interests;

•	our merger, consolidation or reorganization in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;

•	a transaction in which we sell all or substantially all of our assets, subject to certain limitations;

•	our liquidation; or

•	any reorganization of our board of directors in which our incumbent directors cease for any reason to constitute a majority of our board of directors.

•	“good reason” is generally defined to mean:

•	our material breach of any terms of the employment agreement that continues for 30 days following written notice of the same; or

•	the assignment to Dr. Steiner or Dr. Pohl of any duties inconsistent in any material respect with his or her positions with us as set forth in the employment agreement.

Pursuant to Dr. Pohl’s employment agreement, “good reason” also includes the relocation of our principal executive offices to a location more than 50 miles away from the present location.

Offer Letter with Mr. Michel

Our offer letter with Mr. Michel provides for annual base compensation of $310,000 and the potential for a bonus of up to 35% of annual base compensation in an amount determined at the discretion of our board of directors. Mr. Michel’s employment is at-will, meaning that we can terminate Mr. Michel’s employment at any time, for any reason, with or without cause or notice. However, if we terminate Mr. Michel’s employment without “cause” he will be entitled to severance benefits pursuant to our severance agreement with him, as described below.

Change of Control Agreement and Severance Agreement with Mr. Michel and Mr. Steiner

Pursuant to our change of control agreement with Mr. Michel and Mr. Steiner, each executive is entitled to the following upon termination of employment with us occurring within two years of a change of control, unless such termination is by Mr. Michel or Mr. Steiner for other than good reason or by us for cause:

•	annual base salary earned through the termination date;

•	in the event the executive satisfied the performance criteria for an annual bonus prior to termination, a portion of the annual bonus based on the number of days worked during the year;

•	if the performance criteria were not fully satisfied, but our board of directors determines that criteria could have been satisfied had the executive remained employed for the full fiscal year, an amount equal to the average bonus paid to the executive over the last three fiscal years, portioned based on the number of days worked during the year, or the average annual bonus;

•	any accrued paid time-off;

•	annual base salary for a period of 18 months following the date of termination;

•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period of 18 months or until the executive qualifies for similar benefits from another employer;

•	150% of the average annual bonus (paid in addition to the bonus described immediately above);

•	acceleration of all outstanding options; and

•	extension of the exercisability of options.

Under the change of control agreement, if we terminate Mr. Michel or Mr. Steiner for cause or Mr. Michel or Mr. Steiner terminates his employment with us without good reason, neither executive is entitled to severance payments or other benefits.

In order to receive the above termination benefits that are not otherwise accrued as of the date of termination, Mr. Michel and Mr. Steiner must release us from any and all claims. In addition, neither executive may solicit any of our employees during the period that he receives his annual base salary.

Pursuant to the terms of the change of control agreement, the term “change of control” is generally defined in the same manner as in the employment agreements with Drs. Steiner and Pohl summarized above. In addition, the following terms have the following meanings:

•	“cause” is generally defined to mean:

•	the executive’s refusal to carry out any material duties or any directions or instructions of our board of directors or senior management which are reasonably consistent with those duties;

•	failure to perform satisfactorily any duties or any directions or instructions of our board of directors or senior management for ten days following written notice of the same;

•	violation of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;

•	gross negligence, willful misconduct, or the breach by the executive of his duty to us involving self-dealing or personal profit;

•	current abuse by the executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; or any incident materially compromising the executive’s reputation or ability to represent us with investors, customers or the public; or

•	any other material violation of any provision of the change of control agreement for ten days following written notice of the same.

•	“good reason” is generally defined to mean:

•	a failure to grant the executive’s salary, bonus, and right to participate in fringe benefit programs that are otherwise afforded under the change of control agreement, other than an isolated and inadvertent failure not taken in bad faith that we remedy promptly receiving written notice of the same;

•	a material diminution in the executive’s position, authority, duties or responsibilities;

•	our requiring the executive to be based at any office or location that is more than fifty miles from the location of the executive’s assigned worksite and the executive’s residence immediately prior to the change of control;

•	our failure to require any successor to our business (whether by purchase of assets, merger or consolidation) to assume our obligations under the change of control agreement; or

•	any other material violation of the change of control agreement by us.

Pursuant to our severance agreement with Mr. Michel and Mr. Steiner, each is entitled to the following upon termination of employment with us, unless such termination is by the executive for other than good reason or by us for cause:

•	annual base salary earned through the termination date;

•	in the event the executive satisfied the performance criteria for an annual bonus prior to termination, a portion of the annual bonus based on the number of days worked during the year;

•	if the performance criteria were not fully satisfied, but our board of directors determines that criteria could have been satisfied had the executive remained employed for the full fiscal year, the average annual bonus;

•	any accrued paid time-off;

•	annual base salary for a period of 18 months following the date of termination;

•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period of 18 months or until the executive qualifies for similar benefits from another employer;

•	150% of the average annual bonus (paid in addition to the bonus described immediately above);

•	acceleration of all outstanding options; and

•	extension of the exercisability of options.

The definitions of “good reason” and “cause” are generally the same under Mr. Michel’s and Mr. Steiner’s severance agreement as under his change of control agreement.

Under the agreement, if we terminate Mr. Michel or Mr. Steiner for cause or Mr. Michel or Mr. Steiner terminates his employment with us without good reason, neither executive is entitled to severance payments or other benefits. In the event the severance agreement entitles Mr. Michel or Mr. Steiner to identical benefits under their change of control agreements, and, in the case of Mr. Michel, his offer letter, we will not duplicate coverage and each executive will be only be entitled to such compensation payments and other benefits as available under one of the agreements.

In order to receive the above termination benefits that are not otherwise accrued as of the date of termination, Mr. Michel and Mr. Steiner must release us from any and all claims. In addition, neither Mr. Michel nor Mr. Steiner may solicit any of our employees during the period that he receiving his annual base salary.

Equity Plans

Each of our named executive officers holds outstanding unvested stock options that are subject to acceleration upon a change of control (i.e., a “single trigger”). These outstanding awards were granted pursuant to the terms of our 2004 Stock Incentive Plan in effect at the time of grant.

Estimated Payments

The table below sets forth the estimated payments to each of Dr. Steiner, Mr. Michel, Dr. Pfützner, Dr. Pohl, and Mr. Steiner upon the termination or change of control events described immediately above. The estimated payments are based on the assumption that the termination event occurred on September 30, 2008, the last day of the most recently completed fiscal year, and the stock price of our common stock was $3.35, the price of our common stock on September 30, 2008. The estimates below are based on these assumptions, as required by the rules of the SEC, while the actual amounts to be paid to each executive officer will be determinable only upon the actual termination event. In addition, the amounts set forth in the table below do not include any other payments that are available to our employees generally on a non-discriminatory basis.

Estimated Payments Upon a Change of Control

	Estimated Total	Estimated Total
	Value of Cash	Value of
	Payment	Benefits	Estimated Total
	(Salary,	Coverage	Value of Equity	Total Change of
Named Executive Officer	Bonus)	Continuation(1)	Acceleration(2)	Control Benefits

Solomon S. Steiner	$750,000	$43,296	$103,088	$896,384
Gerard J. Michel	$465,000	$32,904	$—	$497,904
Andreas Pfützner(3)	$—	$—	$48,108	$48,108
Erik Steiner	$356,250	$13,122	$—	$369,372
Roderike Pohl	$400,000	$17,496	$—	$417,496

Estimated Severance Payments

	Estimated Total	Estimated Total
	Value of Cash	Value of
	Payment	Benefits	Estimated Total	Total
	(Salary,	Coverage	Value of Equity	Termination
Named Executive Officer	Bonus)	Continuation(1)	Acceleration(2)	Benefits

Solomon S. Steiner	$750,000	$43,296	$103,088	$896,384
Gerard J. Michel	$465,000	$32,904	$—	$497,904
Andreas Pfützner(3)	$—	$—	$—	$—
Erik Steiner	$356,250	$13,122	$—	$369,372
Roderike Pohl	$400,000	$17,496	$—	$417,496

(1)	Consists of medical insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of September 30, 2008 and is valued at the premiums in effect on September 30, 2008.

(2)	Assumes the exercise and sale of all in-the-money outstanding options held by each named executive officer on September 30, 2008, on which the closing price of our common stock on the Nasdaq Global Market was $3.35.

(3)	Dr. Pfützner’s compensation is determined by the terms of his consulting agreement with us pursuant to which he was entitled to receive a one-time non-refundable retainer of $150,000, payable on or after June 5, 2008.

Severance Agreement with Mr. Reding

Mr. Reding served as our chief financial officer, chief accounting officer and treasurer during fiscal year 2007 and part of fiscal year 2008. Effective November 13, 2007, Mr. Reding resigned from all his positions with the Company. Pursuant to a severance agreement we entered into with him, Mr. Reding received the following severance benefits:

•	a lump sum payment of approximately $91,000, less taxes and withholdings;

•	$45,000 as reimbursement for certain legal fees;

•	continuation of base salary until November 30, 2009;

•	continuation of health coverage at a benefit level comparable to that in effect at Mr. Reding’s resignation, as well as life and disability insurance;

•	accelerated vesting of options to purchase 54,575 shares of common stock at an exercise price of $5.65 per share; and

•	extension until October 31, 2014 of the period during which options to purchase an aggregate of 90,000 shares of common stock at an exercise price of $5.65 are exercisable.

In order to receive severance benefits described above, Mr. Reding must not do any of the following for so long as he is receiving severance benefits:

•	engage in the business of delivering insulin by the oral, sublingual or injectable route of administration;

•	recruit, solicit or induce, or attempt to induce any of our employees from terminating their employment with us or otherwise cease their relationship with us, or hire any such employee; and

•	knowingly solicit, divert, limit or take away, or attempt to divert or to take away the business or patronage of any of our existing or prospective clients, customers, dealers, distributors, representatives or accounts.

In addition, we and Mr. Reding each agreed to release the other from any and all claims that may have existed as of the resignation date. Mr. Reding has agreed to keep confidential and not disclose all non-public information concerning us that he acquired during his employment with us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee has ever been our employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the compensation committee of the board of directors of Biodel Inc.

Respectfully submitted,

Dr. Pereira (Chair)
Dr. Lieberman
Dr. Sanders
Mr. Weisman

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information relating to our equity compensation plans as of September 30, 2008.

Number of securities
remaining available
for future issuance
	Number of securities			under equity
	to be issued upon the		Weighted-average	compensation plans
	exercise of outstanding		exercise price of	(excluding securities
	options, warrants and		outstanding options,	reflected in column
Plan Category	rights		warrants and rights	(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,135,390	(1)	$13.92	3,262,557	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,135,390		$13.92	3,262,557

(1)	Includes information regarding the following plans: 2004 Stock Incentive Plan, as amended, 2005 Employee Stock Purchase Plan and 2005 Non-Employee Directors’ Stock Option Plan.

(2)	Represents 3,262,557 shares of common stock remaining available for issuance pursuant to awards under the 2004 Stock Incentive Plan, as amended, 2005 Employee Stock Purchase Plan and 2005 Non-Employee Directors’ Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

We have granted registration rights, subject to certain limitations and restrictions, to Great Point Partners I, L.P. and entities affiliated with Vivo Ventures and OrbiMed Advisors, LLC, holders of 5% or more of our voting securities, and to Solomon Steiner, Andreas Pfützner, R. Timmis Ware and Scott Weisman, who are our executive officers and directors during the fiscal year.

Subject to specified limitations, the holders of a majority of the shares of common stock entitled to registration rights may require us to, on not more than two occasions, file a registration statement under the Securities Act covering all or part of the common stock owned by such stockholders. Subject to certain limitations, these stockholders are entitled to notice and to include their shares of common stock in any registration of our common stock initiated either for our own account or for the account of our other security holders.

Consulting and Clinical Research Services

During the fiscal years ended September 30, 2007 and 2008, we paid approximately $926,000 and $2,710,000, respectively, in clinical related costs to the Institute for Clinical Research and Development in Mainz, Germany where Andreas Pfützner, serves as its managing director. Dr. Pfützner and his spouse are majority shareholders of the institute.

On April 1, 2005, we entered into a consulting agreement with Dr. Andreas Pfützner, our former chief medical officer in Europe, to provide consulting services to us in connection with the research and development of our product candidates. The consulting agreement was amended and restated effective June 5, 2007. The initial term of the amended and restated agreement terminates on June 5, 2009 and will automatically renew for successive one-year terms unless the agreement is terminated by either party on prior written notice in accordance with the terms of the agreement. In addition, Dr. Pfützner is entitled to receive a retainer of $150,000 per annum for the two-year period commencing June 5, 2007. The agreement provides for compensation of $2,000 for each full business day Dr. Pfützner devoted to the performance of his services. Dr. Pfützner is bound by non-competition and non-solicitation covenants that prohibit him from competing with us during the term of the agreement and for one year after termination of the agreement.

Director Compensation

Please see “Director Compensation” for a discussion of options granted and other compensation to our non-employee directors.

Executive Compensation

Please see “Executive Compensation” for additional information on compensation of our executive officers. Information regarding (1) employment agreements with Solomon Steiner and Roderike Pohl, (2) an offer letter with Gerard J. Michel, (3) a severance agreement and a change of control agreement with Mr. Michel and Erik Steiner and (4) a severance agreement with F. Scott Reding is set forth under “Executive Compensation — Potential Payments Upon Termination and Change of Control.”

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction, and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended September 30, 2008 and discussed them with our management and our registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the registered public accounting firm the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2008.

By the audit committee of the board of directors of Biodel Inc.

Respectfully submitted,

Dr. Lieberman (Chair)
Dr. Pereira
Mr. Kroin
Mr. Weisman

Auditors’ Fees

The following table sets forth the aggregate fees for services billed to us by BDO Seidman, LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2008	2007

Audit Fees(1)	$304,000	$494,216
Audit-related Fees	$—	$—
Tax Fees(2)	$35,729	$30,000
All Other fees	$—	$—
Total Fees	$339,729	$524,216

(1)	Audit fees consist of fees for the audit of our September 30, 2008 and 2007 financial statements, the audit of our internal controls over financial reporting as of September 30, 2008; the review of the interim financial statements included in our quarterly reports on Form 10-Q, the review of our registration statements on Form S-1 effective with the SEC on May 10, 2007 and February 6, 2008, review of our registration statement on Form S-3 filed on August 25, 2008, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of fees for tax compliance. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

AGENDA ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009. Although stockholder approval of our board of directors’ selection of BDO Seidman, LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our board of directors will reconsider the selection. We expect that a representative of BDO Seidman, LLP, which served as our auditors for the year ended September 30, 2008, will be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our board of directors unanimously recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC. All reporting persons are required by the SEC’s regulations to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and upon written representations of our reporting persons received by us, except as described below, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

Each of Albert Cha, Ira Lieberman, Daniel Lorber, Charles Sander, Samuel Wertheimer, David Kroin, Scott Weisman and Brian Pereira failed to timely file a Form 4 with respect to the grant of an option award on February 28, 2008. The same individuals filed such information on Forms 4 with the SEC on March 4, 2008. David Kroin failed to timely file a Form 4 with respect to the sale of common stock on February 12, 2008. Mr. Kroin filed such information on Form 4 with the SEC on February 15, 2008. Barry Ginsberg failed to timely file a Form 4 with respect to the purchase of common stock on September 25, 2008. Dr. Ginsberg filed such information on Form 4 with the SEC on December 16, 2008. Roderike Pohl failed to timely file a Form 4 with respect to the sale of common stock on January 17, 2008. Dr. Pohl filed such information on a Form 4 with the SEC on January 22, 2008. Roderike Pohl failed to timely file a Form 4 with respect to the sale of common stock on December 21, 2007. Dr. Pohl filed such information on a Form 4 with the SEC on December 27, 2007. Steiner Ventures LLC failed to timely file a Form 4 with respect to the sale of common stock on February 12, 2008. Steiner Ventures LLC filed such information on Form 4 with the SEC on February 15, 2008.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2010

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, in order for such proposal to be included in the Proxy Statement for our annual meeting of stockholders in 2010, must be received by our corporate secretary at our principal office in Danbury, Connecticut, no later than September 29, 2009. The submission by a stockholder of a proposal for inclusion in the Proxy Statement is subject to regulation by the SEC.

If you wish to present a proposal or a proposed director candidate at the 2010 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2009 Annual Meeting. However, if the date of the 2010 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after first anniversary of the 2009 Annual Meeting, then we must receive the required notice no earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2010 Annual Meeting or (2) the 10th day following the date public announcement of the date of such annual meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address or telephone number listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our board of directors, whose notice of Annual Meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and our other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2008, INCLUDING FINANCIAL STATEMENTS AND SCHEDULE THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON JANUARY 7, 2009, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO CORPORATE SECRETARY, BIODEL INC., 100 SAW MILL DRIVE, DANBURY, CONNECTICUT 06810. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

Paul S. Bavier
Secretary

Danbury, Connecticut
Dated: January 26, 2009

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

ANNUAL MEETING OF STOCKHOLDERS OF
BIODEL INC.
March 3, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     THE UNDERSIGNED APPOINTS SOLOMON S. STEINER AND GERARD MICHEL AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH THE FULL POWER OF SUBSTITUTION, AND AUTHORIZES EACH OF THEM TO REPRESENT AND VOTE, AS DESIGNATED ON THE REVERSE HEREOF, ALL OF THE SHARES OF COMMON STOCK OF BIODEL INC., HELD OF RECORD BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON JANUARY 7, 2009 AT THE ANNUAL MEETING OF STOCKHOLDERS OF BIODEL INC. TO BE HELD ON MARCH 3, 2009 OR AT ANY ADJOURNMENT THEREOF.
The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.
PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TO THE COMPANY PROMPTLY.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Please mark your votes like this	☒
PROXY

1.	To elect three Class I directors for a term of three years:

	ELECTION OF DIRECTORS	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below	☐	FOR ALL EXCEPT as indicated to the contrary below	☐
Nominees: 01 Charles Sanders 02 David Lorber 03 Brian Pereira
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:

EXCEPTIONS

2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

                                        COMPANY ID:

                                        PROXY NUMBER:

                                        ACCOUNT NUMBER:

Signature	Signature	Date	, 2009.

Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporation, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.